Exhibit 10.5

CONTRIBUTION AGREEMENT

CURIE BUILDING, LLC (CONTRIBUTOR)

&

DOC-1755 CURIE DRIVE MOB, LLC (ACQUIRER)

PROPERTY:                                                                     1720 MURCHISON, EL PASO, TX

EFFECTIVE DATE:                          SEPTEMBER 8, 2014

EXHIBIT A	—	LEGAL DESCRIPTION
EXHIBIT B	—	ESCROW AGREEMENT
EXHIBIT B-1		FORM OF BOTTOM DOLLAR GUARANTY AGREEMENT
EXHIBIT C	—	LEASES, RENTS AND SECURITY DEPOSITS
EXHIBIT D	—	STATEMENT OF INCOME AND EXPENSES
EXHIBIT E	—	TENANT ESTOPPEL CERTIFICATE
EXHIBIT F	—	SNDA
EXHIBIT G	—	LIST OF ANCILLARY DOCUMENTS
EXHIBIT H	—	NON-FOREIGN PERSON CERTIFICATION
EXHIBIT I	—	REPRESENTATION LETTER
EXHIBIT J	—	AUDIT INQUIRY LETTER
EXHIBIT K	—	AUDIT RESPONSE LETTER FORM

Schedule 1.1(c)		—	Personal Property
Schedule 1.1(d)		—	Leases
Schedule 1.1(e)		—	List of Contract Rights
Schedule 1.1(f)		—	List of Records and Plans
Schedule 1.1(g)		—	List of Warranties
Schedule 1.1(h)		—	List of Licenses and Permits
Schedule 7.1	—	Disclosure Materials
Schedule 18.2	—	New EPOSG Leases

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made by and between CURIE BUILDING, LLC, a Texas limited liability company, as successor by conversion to Curie Building, Ltd., a Texas limited partnership (“Contributor”), and DOC-1755 CURIE DRIVE MOB, LLC, a Wisconsin limited liability company (“Acquirer”).  This Agreement is to be effective as of the Effective Date specified in Section 20.1 below.  Defined terms used in this Agreement shall have the meanings given in Section 20.14 hereof.

RECITALS:

A.                                    Contributor is the owner of the Property (as hereinafter defined).

B.                                    Contributor desires to contribute the Property to Acquirer, and Acquirer desires to acquire the Property from Contributor, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Contribution of Property.

1.1                               Description of Property.  For purposes of this Agreement, “Property” shall mean and include the following:

(a)                                 That certain improved parcel of land legally described in Exhibit A hereto, together with all rights and appurtenances (the “Land”);

(b)                                 The improvements on the Land, consisting of an approximately 86,971 square foot multi-tenant medical office and clinical/laboratory building, and all fixtures, including, without limitation, the sprinkling, plumbing, heating, cooling, ventilating, air conditioning, electrical, lighting and other systems (the “Improvements”), (the Land and Improvements are referred to collectively, as the “Real Property”);

(c)                                  All of Contributor’s right, title and interest in and to all of the personal property attached to or located on or used in connection with the operation of the Real Property, including, without limitation, furniture, furnishings, fittings, appliances, machinery and equipment, building materials, operating inventories and supplies, all of which are listed on Schedule 1.1(c) hereto (collectively, the “Personal Property”);

(d)                                 All of Contributor’s right, title and interest in and to all tenant leases in the Real Property, including leases executed after the date hereof in accordance with the terms of this Agreement (the “Leases”), all of which existing Leases are listed on Schedule 1.1(d) hereto;

(e)                                  All of Contributor’s right, title and interest in and to all contracts and other agreements incident to the operation of the business conducted on the Real Property, including, without limitation, management contracts, on-site maintenance contracts, janitorial contracts, and leasing commission agreements; all of which are listed on Schedule 1.1(e) hereto (collectively, the “Contract Rights”), except to the extent Acquirer elects to exclude any such item, pursuant to Section 7.2(b) of this Agreement;

(f)                                   All of Contributor’s right, title and interest in and to all financial and other books and records maintained by Contributor in connection with the operation of the Real Property, all preliminary, final and proposed building plans and specifications in the possession of Contributor and relating to the Real Property, and all surveys, structural reviews, grading plans, topographical maps, architectural drawings and engineering, soils, seismic, geologic, environmental, and architectural reports, studies, certificates, and similar documents in the possession of Contributor and relating to the Real Property, all of which are listed on Schedule 1.1(f) hereto (collectively, the “Records and Plans”);

(g)                                  All of Contributor’s right, title and interest in and to all guarantees and warranties relating to the Property and the fixtures and equipment located therein, all of which are listed on Schedule 1.1(g) hereto (collectively, the “Warranties”); and

(h)                                 All of Contributor’s right, title and interest in and to all trade names, licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps, and entitlements issued, approved or granted by governmental or quasi-governmental entities or otherwise relating to the Real Property, and any and all development rights and other intangible rights, titles, interests, privileges, and appurtenances owned by Contributor and in any way relating to or used in connection with the Real Property and/or the operation of the business conducted on the Real Property, all of which are listed on Schedule 1.1(h) hereto (collectively, the “Licenses and Permits”).

1.2                               Contribution and Acceptance.  Contributor agrees to contribute and transfer the Property to Acquirer, and Acquirer agrees to accept the Property from Contributor, pursuant to the terms and conditions set forth in this Agreement.

2.                                      Consideration; Deposit; Payment; Recourse Debt Allocation.

2.1                               Aggregate Consideration.  The aggregate consideration (the “Consideration”) for which Contributor agrees to contribute the Property to Acquirer, and which Acquirer agrees to pay or deliver to Contributor, subject to the terms of this Agreement, is Thirty Million and 00/100 Dollars ($30,000,000.00).

2.2                               Earnest Money Deposit.  Acquirer shall pay One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Deposit”) by wire transfer payable to First American Title Insurance Company — Milwaukee Office, Attn: Tammy Mervin, 648 North Plankinton Avenue, Suite 140, Milwaukee, Wisconsin 53203(“Escrow Agent”), within three (3) business days following the Effective Date.  The Deposit shall be held in an interest bearing, federally insured account, by Escrow Agent in accordance with the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”) and this Agreement pending consummation of this transaction.  Any interest earned on the Deposit shall be paid to Acquirer unless Contributor shall be entitled to the Deposit pursuant to the terms of this Agreement or the Escrow Agreement, in which case such interest shall be paid to Contributor.  Upon expiration of the Due Diligence Period, if Acquirer has not terminated this Agreement as provided herein, the Deposit shall become

nonrefundable except in the event of a Contributor default.  Acquirer’s Federal Tax I.D. Number is                               ; Contributor’s Federal Tax I.D. Number is 74-2936811.  At the Closing, the Deposit shall be paid to Contributor and credited to the cash portion of the Net Consideration due to Contributor pursuant to Section 2.3 below.

2.3                               Payment of Consideration.  At Closing Acquirer shall be entitled to credit the following against the Consideration due to Contributor;

(a)                                 the Deposit, to the extent paid to Contributor by the Title Company;

(b)                                 any amounts paid by Acquirer pursuant to Section 4.2 to remove any Mandatory Cure Items not removed by Contributor;

(c)                                  all existing indebtedness that is secured by a mortgage on or other security interest in the Property which is assumed by Acquirer (“Existing Mortgage Debt”), but not including any accrued interest, unless actually assumed or paid by Acquirer, and not including any prepayment penalty associated with the pay-off of such Existing Mortgage Debt, it being understood and agreed that Acquirer shall be solely responsible for the repayment of principal (and accrued interest if assumed) of the Existing Mortgage Debt at Closing, and Contributor shall be solely responsible for any and all such prepayment penalties, which shall be paid by Contributor at or before Closing;

(d)                                 prorations and adjustments due from Contributor pursuant to Section 9;

(e)                                  to the extent unpaid as of the Closing, the brokerage fee to be paid by Contributor to Contributor’s Broker pursuant to Section 14 hereof.

The Consideration, as adjusted pursuant to Section 2.3(a)-(e) above, is referred to herein as the “Net Consideration”.  The Net Consideration shall be paid to Contributor at Closing in either cash or Aggregate OPU Value, as specified in Section 3 below.

2.4                               Bottom Dollar Guaranty by Contributor.  At the Closing, Acquirer will make a recourse allocation of a portion of Acquirer’s aggregate debt to the Contributor (the “Recourse Debt Allocation”) pursuant to a bottom dollar guaranty agreement in the form of Exhibit B-1 hereto.

3.                                      OPU Issuance; Closing Statement.

3.1                               OPU Issuance.  Contributor shall have the option to elect to receive the Net Consideration in cash or in the form of Partnership Units designated as Common Units (“OPUs”) of Physicians Realty L.P., a Delaware limited partnership (the “Operating Partnership”), which is the operating partnership of Physicians Realty Trust, a Maryland real estate investment trust (“DOC”), or a combination thereof; provided, however, Contributor acknowledges and agrees that in order for the option to receive OPUs to be available to Contributor, Contributor must elect to receive at least One Million Dollars ($1,000,000) of the Net Consideration in OPUs.  If Contributor elects to receive all or a portion of the Net

Consideration in the form of OPUs, then, prior to Closing, Contributor shall notify Acquirer in writing of such election and shall confirm for Acquirer that the foregoing requirement will be met.

3.2                               Closing Statement.  Prior to Closing, Contributor shall have delivered to Acquirer a Closing Statement calculated in accordance with Section 2.3 (the “Closing Statement”) in mutually agreed form accurately setting forth the financial terms of this transaction and a summary of the Consideration and Net Consideration, including the U.S. dollar denominated amount of Net Consideration that Contributor elects to receive in OPUs (such amount, the “Aggregate OPU Value”).

3.3                               Valuation of OPUs.  In accordance with the provisions of this Agreement, at the Closing, the Operating Partnership will issue to Contributor, a number of OPUs determined by dividing the Aggregate OPU Value on the Closing Statement by the DOC Trading Price (rounded to the nearest whole OPU). The “DOC Trading Price” means the average per share closing price, rounded to two decimal points, of DOC common stock on the New York Stock Exchange (as reported by the Wall Street Journal website, http://quotes.wsj.com/DOC/historical-prices, or its successor) for the period of three (3) consecutive trading days ending on the last full trading day prior to the Closing Date. The Closing Statement will be updated prior to the Closing in accordance with the requirements of this Section 3.3 to list the number of OPUs to be issued to Contributor at Closing. Such updated Closing Statement shall be the final and binding allocation of OPUs to Contributor.

4.                                      Title.

4.1                               Title Commitment.  From and after the Effective Date, Acquirer shall have the right to order a title insurance commitment prepared in accordance with all of the terms and conditions of this Agreement (the “Title Commitment”).  The Title Commitment shall be issued by First American Title Insurance Company — Milwaukee Office (“Title Company”), and shall obligate the Title Company to issue at the Closing an Owner’s Policy of Title Insurance in the amount of the Consideration on the standard form (Form T-1) promulgated by the Texas Department of Insurance (the “Title Policy”).  Evidence of title shall be issued to Escrow Agent by Lone Star Title of El Paso, Inc., 601 North Mesa, Suite 100, El Paso, Texas 79901, Attn:  John Martin (Tel. #: (915) 545-2222). Acquirer may direct the Title Company at or prior to Closing to down date the Title Commitment to the date and time of the recording of the Deed and provide a “title mark-up” or “Pro-forma Policy” showing the final form of the Title Policy (including any endorsements required by Acquirer) to be issued, which mark-up or “Pro-forma” shall obligate the Title Company to issue the final title insurance policy in such form.  The title mark-up or Pro-Forma and final Title Policy shall be subject only to the “Permitted Exceptions” specified below. A written statement of the obligee of the amount of any lien or encumbrance to be discharged by Acquirer pursuant to Section 2.3(c) above shall be provided by Contributor before the expiration of the Due Diligence Period. The premium for the title policy and any fees for endorsements or other services provided by the Title Company (including the mortgagee policy, if any) shall be paid by Acquirer on or before Closing.

4.2                               Title Objections. Within ten (10) days of Acquirer’s receipt of the latter of the Title Commitment or the Survey (as defined in Section 7.2(e) below), Acquirer shall object in writing to any condition of title not satisfactory to Acquirer, in Acquirer’s sole discretion.  During the Due Diligence Period and following receipt of Acquirer’s objections to the Title Commitment and Survey, the parties will cooperate with one another in endeavoring to cure or secure title insurance over any objections Acquirer has made to the title to the Property as disclosed by the Title Commitment and Survey.  Contributor shall have no obligation to cure title objections, except that Contributor must remove (i) liens of an ascertainable amount other than Existing Mortgage Debt, (ii) any exceptions or encumbrances to title which are created by, through or under Contributor after the Effective Date and which are not consented to by Acquirer, and (iii) any mechanic’s and materialman’s liens filed against the Property during the pendency of this Agreement, unless the same arise by, through or under Acquirer, its employees, agents or contractors (“Mandatory Cure Items”).  The term “Permitted Exceptions” shall mean the specific exceptions to title contained in Schedule B of the Title Commitment as the same may be updated by Escrow Agent prior to Closing (other than Mandatory Cure Items, which Contributor must remove on or before Closing), that the Title Company has not agreed to insure over or remove from the Title Commitment during the Due Diligence Period, or thereafter, and any matters disclosed in the Survey

4.3                                     UCC Search.  Contributor shall transfer to Acquirer all of the Personal Property free of all liens and encumbrances other than Existing Mortgage Debt.  Contributor shall, at Contributor’s sole cost and expense, prior to Closing, deliver to Acquirer documentation from Uniform Commercial Code (“U.C.C.”) searches confirming that there are no U.C.C. filings against Contributor which would be a lien on the Property, including the Personal Property, involved in this transaction other than Existing Mortgage Debt.

5.                                      Closing.

5.1                               Time and Place.  The closing (“Closing”) of the transaction hereunder shall be held on the date that is fifteen (15) days after the expiration date of the Due Diligence Period (or on the next business day thereafter if such date is not a business day) (the “Closing Date”), or on such other date that the parties may mutually select, provided, however, in no event shall the Closing Date be later than September 30, 2014.  Closing shall be an escrow closing with the Title Company acting as the closing escrow agent. It is agreed that the time of Closing and the obligation of Contributor to deliver the Deed (as defined in Section 5.2(a) below) to Acquirer at Closing are of the essence of this Agreement.  Notwithstanding anything to the contrary contained herein, upon written notice to Contributor, Acquirer, in its sole discretion, shall have the right to extend the Closing Date for up to an additional thirty (30) days.

5.2                               Contributor’s Actions at Closing.  At Closing, Contributor shall deliver to Acquirer duly executed originals of the following:

(a)                                 A general warranty deed to the Real Property conveying good and indefeasible fee simple title to the Real Property, subject only to the Permitted Exceptions, duly executed and acknowledged by Contributor and in proper form for recording (the “Deed”).

(b)                                 A valid bill of sale for the Personal Property, if any.

(c)                                  A valid assignment and assumption of Leases, in form mutually satisfactory to the parties (“Assignment and Assumption of Leases”), duly executed and acknowledged, assigning to Acquirer all of Contributor’s right, title and interest in and to the Leases, together with an original executed copy of the Leases and a letter addressed to the tenants informing tenants of the sale (the “Tenant Notice Letters”).  The Tenant Notice Letters shall be in form and substance satisfactory to, and approved in writing by, Acquirer.  The foregoing assignment shall include an indemnification from Contributor to Acquirer against liability for claims asserted against Acquirer under the Leases for events occurring prior to Closing, and an indemnification from Acquirer to Contributor against liability for claims asserted against Contributor for events occurring after Closing.

(d)                                 A Non-foreign Person Certification in the form attached hereto as Exhibit H, as required under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)                                  An assignment in form and substance mutually satisfactory to Contributor and Acquirer, duly executed by Contributor, assigning to Acquirer all of Contributor’s right, title and interest in and to the Contract Rights, Records and Plans, Warranties, Licenses and Permits (the “Assignment of Intangibles”).

(f)                                   A certificate certifying that the representations and warranties of Contributor, as set forth in this Agreement, are true and correct in all respects as of the Closing.

(g)                                  Originals of the following instruments, documents and other items (or copies if originals are unavailable):

(1)                                 the Leases and the Guarantees;

(2)                                 the Ancillary Documents executed by Contributor;

(3)                                 all building records in Contributor’s possession or control with respect to the Property;

(4)                                 each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid);

(5)                                 the Warranties;

(6)                                 all keys and combinations to locks at the Property, all plans, specifications, site plans, equipment manuals, technical data and other documentation relating to the building systems, equipment and any other personal property forming part of the Property or any portion thereof in the possession of Contributor or any property manager(s);

(7)                                 a Seller’s affidavit, ALTA Statement or similar certification as may be required by the Title Company or Escrow Agent to issue the Title Policy;

(8)                                 the Title Policy, insuring Acquirer’s fee simple title to the Real Property, subject only to the Permitted Exceptions and such other exceptions as may be approved by Acquirer;

(9)                                 the Closing Statement; and

(10)                          such other documents as may be reasonably required by Acquirer or the Escrow Agent to consummate this transaction in accordance with this Agreement.

(h)                                 Prior to the Closing, Contributor shall have executed and delivered to Acquirer, the documents listed on Exhibit G hereto (the “Ancillary Documents”).

(i)                                     Evidence of capacity and/or authority of Contributor to enter into and consummate the transaction contemplated under this Agreement, and the authority of the person executing documents on behalf of Contributor, in a form reasonably satisfactory to Acquirer and the Title Company.

(j)                                    Any disclosures and reports required by applicable state law in connection with the transfer of the Property pursuant to this Agreement.

5.3                               Acquirer’s Actions at Closing.  At the Closing, Acquirer shall deliver the following to Contributor:

(a)                                 the Net Consideration in cash and/or OPUs, as specified in Sections 2 and 3 hereof;

(b)                                 the Assignment and Assumption of Leases, executed by Acquirer;

(c)                                  the Assignment of Intangibles, executed by Acquirer;

(d)                                 a certificate from Acquirer certifying that the representations and warranties of Acquirer, as set forth in this Agreement, are true and correct in all respects as of closing;

(e)                                  the Ancillary Documents, executed by Acquirer;

(f)                                   evidence of capacity and/or authority of Acquirer and the authority of the person executing documents on behalf of Acquirer reasonably satisfactory to Contributor and the Title Company;

(g)                                  any disclosures and reports required by applicable state law in connection with the acceptance of the transfer of the Property; and

(h)                                 any additional documents that Contributor or the Title Company may reasonably require for the proper consummation of the subject transaction.

5.4                               Possession.  Possession of the Property shall be given to Acquirer at Closing unoccupied and free of any encumbrances other than the Permitted Exceptions, and in the case of the Leases, subject only to any tenants’ rights under the Leases.

5.5                               Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by the parties at the Closing, each of the parties agrees to perform, execute and/or deliver or cause to be performed, executed and/or delivered, but without any obligation to incur any additional liability or expense, on or after such Closing any and all further acts, deeds and assurances as may be reasonably necessary to consummate the transactions contemplated hereby and/or to further perfect and deliver to the other party the benefits conferred by this Agreement on such other party.

6.                                      Representations and Warranties.

6.1                               Contributor’s Representations and Warranties.  Contributor makes the following representations and warranties and agrees that Acquirer’s obligations under this Agreement are conditioned upon the truth and accuracy of such representations and warranties, both as of the Effective Date and as of the Closing Date:

(a)                                 Contributor has been duly formed and is validly existing as a Texas limited liability company in good standing in its state of organization, with the requisite power and authority to own, lease and operate its assets, conduct its business, and perform its obligations under this Agreement.  Contributor is duly qualified to transact business and is in good standing under the laws of the jurisdiction in which it owns or leases assets, or conducts any business, to the extent that such qualification is required under the laws of such jurisdiction.

(b)                                 Contributor acknowledges that: (i) the Operating Partnership and Acquirer intend the offer and issuance of OPUs to be exempt from registration under the Securities Act, and applicable state securities laws by virtue of the status of Contributor being an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, and that Contributor is acquiring the OPUs in a transaction exempt from registration pursuant to Rule 506 of Regulation D; and (ii) in issuing any OPUs pursuant to the terms of this Agreement, the Operating Partnership and Acquirer is relying on the representations made herein by Contributor.

(c)                                  In electing to receive OPUs and engage in the transactions contemplated by this Agreement, Contributor will not rely upon any representations made to it by Acquirer, the Operating Partnership, or DOC, or any of their respective partners, members, officers, directors, employees, or agents as to tax matters or otherwise that are not contained herein.  Contributor has obtained from its own counsel advice regarding the transactions contemplated by this Agreement, including, without limitation, the tax consequences of: (i) the transfer of the Property to Acquirer and the receipt of OPUs as consideration therefor; and (ii) Contributor’s admission as a limited partner of the Operating Partnership.

(d)                                 Contributor is aware of the risks involved in investing in the OPUs.  Contributor acknowledges that it has had an opportunity to ask questions of and to receive answers from Acquirer, the Operating Partnership, and DOC, or a person or persons authorized to act on their behalf, concerning the terms and conditions of the OPUs and the financial condition, affairs, and business of Acquirer, the Operating Partnership, and DOC.  Contributor confirms that Acquirer, the Operating Partnership, and/or DOC has provided copies of any documents, records, and information pertaining to the OPUs that Contributor deemed necessary to determine whether to enter into this Agreement and contribute the Property to Acquirer in exchange for the OPUs.

(e)                                  Contributor understands that the OPUs will not be registered under the Securities Act or any state securities laws and are instead being offered and sold in reliance on an exemption from such registration requirements.  Any OPUs issued to Contributor are being acquired solely for the Contributors’ own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and Contributor does not have any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale.

(f)                                   Contributor is an accredited investor, as that term is defined in Rule 501(a) of Regulation D.  Contributor covenants and agrees to provide to Acquirer prior to the Closing a completed and executed accredited investor questionnaire, with such accredited investor questionnaire confirming that Contributor is an accredited investor, as that term is defined in Rule 501(a) of Regulation D.

(g)                                  Contributor holds fee simple title to the Real Property and marketable title to the Personal Property.

(h)                                 The execution and delivery of this Agreement have been approved as required by law and Contributor’s constituent documents, and no further action is required on the part of Contributor to consummate the transaction contemplated hereby. The person executing this Agreement on behalf of Contributor has all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Contributor.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against Contributor, nor are any such proceedings contemplated by Contributor.

(i)                                     There is no litigation or proceeding, either judicial or administrative, pending or threatened, affecting Contributor’s ability to consummate the transactions contemplated hereby.  There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting Contributor or the Property.

(j)                                    There are no management, employment, service, equipment, supply, maintenance, water, sewer or other utility or concession agreements or agreements with municipalities (including improvement or development escrows or bonds) with respect to or affecting the Property which will burden the Property or Acquirer after Closing in any manner whatsoever, except for (i) instruments of record and/or the Permitted Exceptions and (ii) Contract Rights that Acquirer has elected to assume.

(k)                                 Contributor has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Contributor, threatened against or affecting Contributor or the Property or any portion thereof or relating to or arising out of Contributor’s ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(l)                                     No special assessments or charges of any kind or nature (deferred or otherwise) for any public improvements have been made against the Property which remain unpaid, no improvements to the Property, or to Contributor’s knowledge, any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made, and Contributor has no knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property.  Contributor has incurred no obligations relating to the installation of or connection to any sanitary sewers or storm sewers which remain unpaid and shall be enforceable against the Property; and all public improvements ordered, advertised, commenced or completed prior to the Effective Date shall be paid for in full by Contributor prior to Closing.

(m)                             To Contributor’s knowledge, all certificates of occupancy and licenses necessary for operation of the Property, as presently conducted, have been issued by all authorities having jurisdiction thereof; and to Contributor’s knowledge, all such certificates of occupancy and licenses are in full force and effect. Contributor has not received any written notice of suspension or cancellation of any certificates of occupancy or licenses.  Contributor has no actual knowledge of any structural defect in the buildings or other improvements on the Real Property, or in the buildings’ roof, heating, ventilating, air conditioning, mechanical, plumbing, or electrical systems and equipment.

(n)                                 Contributor warrants, represents and covenants that, to Contributor’s knowledge:  (i) there has been no disposal, burial or placement of Hazardous Substances (as defined below) on or about the Property in violation of applicable Environmental Laws; (ii) the Property and Contributor are not in violation of any applicable Environmental Laws (as defined below), and no other person or entity has used all or part of the Property or any lands contiguous to the Property in violation of any applicable Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Property, or on or under any lands in the vicinity of the Property; (iv) there are no storage tanks on or under the Property; (v) environmental conditions associated with the Property are in compliance with all applicable Environmental Laws; and (vi) Contributor has disclosed to Acquirer all environmental reports, correspondence from governmental entities, and similar written information in Contributor’s possession relating to the environmental condition of the Property..  Contributor has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Contributor for contribution to clean up such condition.

In the event Acquirer shall discover such Hazardous Substances and/or violations of Environmental Laws, tanks, other “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards) or other unsatisfactory environmental conditions (in Acquirer’s sole discretion) on the Property at any time prior to Closing, Acquirer shall, as its sole remedy except as hereafter provided in this Section 6.1(n), have the right to terminate this Agreement upon written notice thereof to Contributor, whereupon Escrow Agent shall return the Deposit to Acquirer together with all interest thereon, and thereafter neither party shall have any further rights or obligations hereunder except for Surviving Obligations; provided, however, that, if Contributor had knowledge of such environmental condition and failed to disclose the same to Acquirer in breach of this Agreement, Contributor shall reimburse Acquirer upon demand for all Acquirer’s out of pocket costs and expenses incurred in connection with the transaction contemplated by this Agreement, not to exceed $100,000 (“Transaction Costs”).  Such reimbursement shall be made within thirty (30) days of demand by Acquirer, accompanied by a detailed summary and supporting documentation therefor establishing such out of pocket costs.  The foregoing reimbursement obligation of Contributor shall survive termination of this Agreement by Acquirer or Contributor.

(o)                                 There are no existing leases, whether oral or written, agreements of sale, options, rights of first refusal, rights of first offer, tenancies, licenses or any other claims to possession or use affecting the Property, except for the Permitted Exceptions and/or as listed in Exhibit C hereto.  Exhibit C lists all:  (i) Leases and subleases for any portion of the Property and all assignments, amendments and any other writings related thereto in effect on the Effective Date; and (ii) guarantees with respect to the Leases in effect on the Effective Date (the “Guarantees”).  Each of the Leases and Guarantees is valid and subsisting and in full force and effect and has not been further amended, modified or supplemented; and the tenant thereunder is in actual possession in the normal course and the tenant is not in default thereunder.  No tenant has asserted any claim of which Contributor has notice which would in any way affect the collection of rent from such tenant, and no written notice of default or breach on the part of the landlord under any of the Leases has been received by Contributor or its agents from the tenant thereunder.  All painting, repairs, alterations and other work required to be performed under the Leases, have been or will, prior to Closing, be fully performed and paid for in full by Contributor.

(p)                                 The rents set forth in Exhibit C or in the Leases are the actual rents, income and charges presently being collected by Contributor.  Except as set forth in Exhibit C or in the Leases, no tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month.  None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, except to the extent, if any, that Contributor has made collateral assignments of rents and leases to the holder of a mortgage on the Property.  No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit C hereto or in the Leases, if any.

(q)                                 No brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any expansions or renewals thereof, except as set forth in Exhibit C.

(r)                                    The statements of income and expenses identified in Exhibit D are true and correct, accurately reflecting the income and expenses for operating the Property for the periods therein specified.

(s)                                   There are no pending or, to Contributor’s knowledge, threatened condemnation or eminent domain proceedings affecting the Property or any portion thereof, and Contributor has no knowledge of any proposed actions by any governmental agencies or authorities which may create a lien upon the Property or any portion thereof.

(t)                                    To Contributor’s knowledge, the Property is in material compliance with all applicable federal, state, county, municipal or other government standards, laws, ordinances, statutes, regulations and requirements. To Contributor’s knowledge, the Property is in material compliance with all applicable private restrictions, covenants, rules, standards and requirements. To Contributor’s knowledge, no approvals from, or filings or recordings with, any person or entity are required to create, subdivide or separate the Real Property from any other parcel of land in order to consummate the transfer of the Property hereunder to Acquirer.

(u)                                 To Contributor’s knowledge, all licenses, permits, and other governmental approvals necessary for the operation of the Property and the business conducted thereon have been obtained and are currently in force.

(v)                                 All work performed or materials furnished for the Property have been fully paid for.

(w)                               The Property constitutes substantially all of the trade or business assets of Contributor.

As used herein, the phrases: “to Contributor’s knowledge”, “Contributor has no knowledge”, and derivations thereof or phrases of similar import in a representation or warranty of Contributor mean the current actual knowledge of Mitchell G. McBeth, but does not include, constructive knowledge or inquiry knowledge.  Contributor hereby represents and warrants that Mr. McBeth is the person most knowledgeable regarding, and is primarily responsible for, the management, condition, and disposition of the Property.  Notwithstanding anything in this Agreement to the contrary, Acquirer specifically acknowledges and agrees that if the transaction contemplated in this Agreement is not consummated for any reason whatsoever, Contributor shall not be liable to Acquirer for any loss, damage or expense of any kind or character resulting or allegedly resulting from Contributor’s breach or alleged breach of any of the representations and warranties hereinabove set forth.  In the event that Acquirer discovers prior to Closing that any representations or warranties given by Contributor in this Agreement are false, Acquirer’s sole remedy shall be termination of this Agreement and refund of the Deposit then being held by the Escrow Agent, notwithstanding that the Due Diligence Period may have then expired, provided, however, that if such discovery is made after the expiration of the Due Diligence Period and Contributor intentionally misrepresented such matter, then Contributor shall be liable to Acquirer for Acquirer’s Transaction Costs.

6.2                               Acquirer’s Representations and Warranties.

Acquirer makes the following representations and warranties and agrees that Contributor’s obligations under this Agreement are conditioned upon the truth and accuracy of such representations and warranties, both as of the Effective Date and as of the Closing Date:

(a)                                 Acquirer has the full right and capacity to enter into this Agreement, consummate or cause to be consummated the sale and purchase, execute all other instruments contemplated herein, and make or cause to be made the transfers and assignments contemplated herein.  The person signing this Agreement on behalf of Acquirer is authorized to do so.

(b)                                 There is no agreement to which Acquirer is a party or to Acquirer’s knowledge binding on Acquirer which is in conflict with this Agreement.

(c)                                  Except as expressly provided in Section 6.1 above, in Contributor’s general warranty of title to be contained in the deed to Acquirer at Closing or as otherwise expressly provided in this Agreement (collectively the “Express Warranties”), Contributor hereby specifically disclaims any warranty, guaranty or representation, oral or written, express or implied, past, present or future, of, as to or concerning (i) the nature, quality, and condition of the Property, including, without limitation, the water, soil, and geology thereof, (ii) the suitability of the Property for any activities and uses which Acquirer may elect to conduct thereon, income to be derived therefrom or expenses to be incurred with respect thereto, or the habitability, merchantability or fitness thereof for a particular purpose; (iii) the manner of construction and condition and state of repair or lack of repair of any improvements thereon; (iv) the nature and extent of any easement, right-of-way, lease, possession, lien, encumbrance, license, reservation, or condition affecting the Property; (v) the compliance of the Property or the operation of the Property with any laws, rules, ordinances or regulations of any governmental body, and specifically, except for the Express Warranties, Contributor does not make any representations regarding hazardous waste, as defined by the laws of the State of Texas or the United States of America, and any regulations adopted pursuant thereto or the compliance of the Property with any such laws.  Except for the Express Warranties, Acquirer agrees to accept the Property at Closing in its present As Is, Where Is, With All Faults condition.

(d)                                 ACQUIRER ACKNOWLEDGES AND AGREES THAT (i) ACQUIRER IS EXPERIENCED IN THE OWNERSHIP, DEVELOPMENT AND/OR OPERATION OF PROPERTIES SIMILAR TO THE PROPERTY, (ii) ACQUIRER IS REPRESENTED BY COUNSEL IN THIS TRANSACTION, (iii) PRIOR TO THE CLOSING ACQUIRER WILL HAVE INSPECTED THE PROPERTY TO ACQUIRER’S SATISFACTION, AND (iv) ACQUIRER AND/OR ITS CONSULTANTS ARE QUALIFIED TO MAKE SUCH INSPECTION.  EXCEPT FOR THE EXPRESS WARRANTIES, ACQUIRER: (1) ACKNOWLEDGES THAT IT IS FULLY RELYING ON ITS OWN INSPECTIONS OF THE PROPERTY AND NOT UPON ANY STATEMENT (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE BY CONTRIBUTOR OR ANY OF CONTRIBUTOR’S REPRESENTATIVES; (2) ACKNOWLEDGES THAT IT HAS THOROUGHLY INSPECTED THE PROPERTY TO THE EXTENT DEEMED NECESSARY IN ORDER TO EVALUATE THE CONDITION THEREOF, AND IS RELYING SOLELY UPON SUCH INSPECTION; (3) EXPRESSLY ASSUMES ALL RISKS RESULTING OR ARISING FROM THE CONDITION OF THE PROPERTY; (4) EXPRESSLY WAIVES (TO

THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL, STATE OR OTHER LAW THAT ACQUIRER MIGHT OTHERWISE HAVE AGAINST CONTRIBUTOR RELATING TO THE CONDITION OF THE PROPERTY; AND (5) ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE INTEGRAL PARTS OF THIS AGREEMENT, AND THAT CONTRIBUTOR WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO ACQUIRER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS.

(e)                                  Except for the Express Warranties, Acquirer is not relying on any representation or promise made by Contributor at any time and Acquirer hereby disclaims reliance on representations by Contributor or any one acting on behalf of Contributor and surrenders any right to sue based on any representations of the Contributor not contained in this Agreement.

6.3                               Survival of Representations, Warranties and Covenants.  The representations and warranties contained in Sections 6.1 and 6.2 and the provisions of this Agreement that contemplate performance after the Closing shall, to the extent not actually known by the warrantee to be inaccurate as of the Closing, survive the Closing for a period of one (1) year and shall not be deemed to be merged into or waived by the instruments of such Closing.

7.                                      Delivery of Disclosure Materials; Due Diligence Period.

7.1                               Delivery of Disclosure Materials.  Within ten (10) business days of the Effective Date, Contributor shall deliver to Acquirer the items listed on Schedule 7.1 hereto and incorporated by reference herein that are in Contributor’s possession or control (the “Disclosure Materials”).

7.2                               Due Diligence Period.  For the purposes of this Agreement “Due Diligence Period” shall mean the thirty (30) day period from and after the Effective Date.  Contributor hereby grants to Acquirer, its employees, agents and contractors, access to the Property for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including sampling and non-destructive invasive testing for the presence of hazardous materials, feasibility studies and any other non-destructive inspections, studies or tests reasonably required by Acquirer in connection with Acquirer’s due diligence).  During the pendency of this Agreement, Acquirer and its agents and contractors shall have a continuing right of access to the Property.  In the course of its investigation, Acquirer may make inquiries to third parties including, without limitation, lenders, contractors, property managers and municipal, local and other government officials and representatives, and Contributor consents to and agrees to reasonably cooperate with Acquirer in making such inquiries.  Without limitation on the foregoing, during the Due Diligence Period Acquirer must satisfy itself with respect to the following:

(a)                                 Within the Due Diligence Period, Acquirer shall have reviewed and verified that the Leases are in every respect acceptable to Acquirer, including, without limitation, that the Leases (other than the lease with the State of Texas) are triple net leases and that the net income from the Property (following execution of the new EPOSG Leases as specified in Section 18.2) is at least Two Million Two Hundred Ninety-Eight Thousand Six Hundred Ten and 00/100 Dollars ($2,298,610.00).

(1)                                 Contributor shall have delivered to Acquirer, within the Due Diligence Period, a duly executed original of a certificate from each tenant under the Leases in the form attached hereto as Exhibit E (“Estoppel Certificate”).

(2)                                 If required by Acquirer, Contributor shall have delivered to Acquirer, within the Due Diligence Period, duly executed originals from each tenant under the Leases a subordination non-disturbance and attornment agreement (“SNDA”) in the form attached hereto as Exhibit F.

(b)                                 Within the Due Diligence Period, Acquirer verifying that the Property (including the Contract Rights, Records and Plans, Warranties and Licenses and Permits) is in every respect acceptable to Acquirer based on an investigation and review by Acquirer, its agents and contractors of the Property, all information that is required to be provided to Acquirer by Contributor pursuant to this Agreement and all information that is available to Acquirer relating to the Property and the transactions contemplated herein, including, but not limited to, the Disclosure Materials (as defined below).  If any Contract Rights are unacceptable to Acquirer, Acquirer may elect to exclude any such items from the Property to be transferred hereunder by delivering written notice thereof to Contributor no later than the five (5) business days after the expiration of the Due Diligence Period, in which event Contributor shall terminate any such items, as applicable, with respect to the Property as of the Closing.  This contingency shall also include, without limitation, Acquirer obtaining, at Acquirer’s expense, a physical inspection of the Property, which is acceptable to Acquirer.

(c)                                  Within the Due Diligence Period, Acquirer shall have obtained, at Acquirer’s expense, written environmental assessments and/or evaluations of the Property (including “Phase I” assessments and, if Acquirer deems necessary and with the prior consent of Contributor, “Phase II” assessments, including laboratory testing of soil, water and other substances) from qualified environmental consultants of Acquirer’s choice, confirming an environmental condition acceptable to Acquirer.

(d)                                 Within the Due Diligence Period, Acquirer shall have verified to Acquirer’s satisfaction that all applicable public and private laws, rules, standards, covenants and requirements, including, without limitation, all zoning, subdivision, building and use restrictions and all easements and matters of record, allow the conveyance of the Property from Contributor to Acquirer, and are consistent with Acquirer’s Intended Use, and Acquirer shall have obtained or verified to Acquirer’s satisfaction that Acquirer will be able to obtain, all public and private permits, certificates and other approvals, consents and all variances, exemptions, waivers, zoning changes and land divisions required for the conveyance of the Property from Contributor to Acquirer, and Acquirer’s Intended Use. The term “Acquirer’s Intended Use” shall mean and include, without limitation, medical and other healthcare related uses.

(e)                                  Within the Due Diligence Period, Acquirer shall have obtained a current ALTA survey of the Property (the “Survey”) at Acquirer’s expense, that: (i) is satisfactory to Acquirer in all respects (in Acquirer’s sole discretion); (ii) is prepared by a licensed, insured and qualified surveyor selected by Acquirer; (iii) is certified to Acquirer, Acquirer’s lender(s) (if any) and the applicable title company; (iv) includes all Table A requirements, except Item 5 of Table A; (v) shows and discloses no encroachments onto the Property or over the boundaries of the Property, and no easements or other matters that would affect Acquirer’s Intended Use of the Property; and (vi) is sufficient to remove the standard title exceptions relating to surveys without adding any new exceptions.  In addition, the Survey shall locate all public utilities, water courses, drains, sewers and roads (including vacated streets and alleys) crossing or adjacent to the Property, and contain an acceptable certification by the surveyor.

7.3                               Termination Right.  Notwithstanding anything to the contrary set forth herein, if any of the matters specified in Sections 7.2(a)-(e) above are not satisfactory to Acquirer, or Acquirer determines, in its sole judgment and discretion, that the Property is otherwise not acceptable, Acquirer may terminate this Agreement by giving, or causing its counsel to give, written notice of termination on or before the end of the Due Diligence Period.  Except as otherwise provided herein to the contrary, if any such termination notice is not timely given, Acquirer’s right to terminate this Agreement pursuant to this Section 7.3 shall irrevocably lapse.

7.4                               Return of Deposit.  If Acquirer timely notifies Contributor and the Escrow Agent of its decision to terminate this Agreement pursuant to the terms hereof, the Deposit together with all interest thereon shall be refunded to Acquirer promptly following such notification, and all further rights and obligations of the parties under this Agreement shall terminate except for the obligations of Acquirer in Sections 7.5 and 7.6 hereof, and any other obligations hereunder which by the express terms of this Agreement survive termination (“Surviving Obligations”).

7.5                               Indemnity.  If any inspection or test conducted by or for Acquirer disturbs the Property, Acquirer will restore the Property to substantially the same condition as existed prior to any such inspection or test.  Acquirer shall keep the Property free and clear of any liens and will indemnify, defend, and hold Contributor harmless from all losses, costs and damages including reasonable attorneys’ fees resulting from inspections and/or activities on the Property of Acquirer and its employees, agents, contractors and representatives.  This indemnity obligation of Acquirer shall survive the termination of this Agreement for any reason.

7.6                               Return of Disclosure Materials, etc.  If this Agreement is terminated for any reason, Acquirer shall promptly (and in any event within ten (10) days thereafter) deliver to Contributor, at no cost and expense to Acquirer, all Disclosure Materials and other documents delivered to Acquirer (its agents, representatives or designees) by Contributor or Contributor’s agents, representatives or employees pursuant to this Agreement, together with originals of all engineering reports, environmental studies, sales reports, appraisals and other studies and reports obtained by Acquirer with respect to the Property.  Notwithstanding anything to the contrary in this Agreement, Acquirer may retain one (1) copy of all disclosure materials, reports and studies to comply with laws, rules, regulations, or orders applicable to Acquirer, the Operating Partnership, or DOC, provided, however, that Acquirer shall keep such retained information confidential, and shall use the same only for the purpose of such compliance.  Acquirer shall confirm in writing that it has returned all documents as required herein.  Acquirer shall not be liable to Contributor for the accuracy or inaccuracy of any such studies or reports obtained by Acquirer or for any effect that any information contained in such studies or reports has or could have on the value of the Property.  The obligations of Acquirer under this Section 7.6 shall survive the termination of this Agreement for any reason.

8.                                      Operations Prior to Closing; Conditions to Closing.

8.1                               Operations Prior to Closing.  Prior to Closing:

(a)                                 Contributor shall operate, manage and maintain the Property in the ordinary course of business and in accordance with its past practice, subject to this Agreement.  Without expense to Acquirer, Contributor shall make all repairs and replacements (structural and non-structural, ordinary and extraordinary) so that the Property is maintained in its present condition, reasonable wear and tear excepted.

(b)                                 Upon reasonable notice, Acquirer, its accountants, architects, attorneys, engineers, contractors and other representatives shall be afforded access to:  (i) the Property to inspect, measure, appraise, test and make surveys of the Property, including, but not limited to, all activities necessary to satisfy the contingencies set forth in this Section 8 and elsewhere in this Agreement; and (ii) all books, records and files relating to the Property.  Acquirer shall have the right, at Acquirer’s expense, to make copies of all such books and records, including, without limitation, all books and records relating to increases in real estate taxes, building and operations maintenance costs; provided, however, that Acquirer shall return all copies of such books and records if Closing does not occur under this Agreement as specified in Section 7.6 hereof.  Acquirer shall not interfere unreasonably with the operation of the Property and shall restore any area on the Property disturbed in the course of Acquirer’s testing to the conditions existing prior to any tests conducted by Acquirer.

(c)                                  Contributor shall comply with all of the obligations of landlord under the Leases and all other agreements and contractual arrangements affecting the Property by which Contributor is bound.

(d)                                 Contributor shall promptly notify Acquirer of Contributor’s receipt of any notice from any person alleging that Contributor is in default of its obligations under any of the Leases or any permit or agreement affecting the Property, or any portion or portions thereof.

(e)                                  No contract for or on behalf of or affecting the Property shall be negotiated or entered into by Contributor which cannot be terminated by Contributor prior to Closing without charge, cost, penalty or premium.

(f)                                   Except with the prior written consent of Acquirer, and as specified in Section 18.2 below, Contributor shall not enter into any new leases for any portion of the Property.  Any new lease shall be on a form of lease supplied to Contributor by Acquirer.  In the event Acquirer approves any new leases, Contributor shall deliver to Acquirer an Estoppel Certificate from the tenant(s) and guarantor(s) thereunder as required hereunder for the Leases and otherwise shall comply, as to such new leases and new guarantees, with the terms of this

Agreement relating to the Leases and the Guarantees.  Further, except with the prior written consent of Acquirer, and as specified in Section 18.2 below, Contributor shall not amend, extend, terminate, accept surrender of, or permit any assignments or subleases of, any of the Leases nor accept any rental more than one (1) month in advance or accelerate the rent due to any tenant default under any of the Leases.

(g)                                  From the Effective Date until Closing, Contributor shall take all action on its part to maintain the Contract Rights, Records and Plans, Warranties, and Licenses and Permits in full force and effect as applicable and shall not terminate, modify or waive any provision thereof. Contributor shall not enter into any new contracts or agreements relating to the Property without Acquirer’s prior written consent.

(h)                                 Any material defect in the structural condition or building systems of which Contributor gains knowledge after the Effective Date shall be disclosed to Acquirer promptly.

8.2                               Conditions to the Parties’ Obligations to Close.  The obligation of Contributor, on the one hand, and Acquirer, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a)                                 The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date.

(b)                                 The other party shall have delivered, or caused to be delivered, and shall have performed, each of the items and obligations required to be delivered or performed by it hereunder.

(c)                                  The parties shall have amended the Leases and/or executed new leases, in each case in form mutually acceptable to Contributor and Acquirer, to effect the terms specified in Sections 7.2(a) and 18.2 hereof.

8.3                               Conditions to Contributor’s Obligations.  The obligation of Contributor hereunder to consummate the transactions contemplated hereunder shall also be contingent upon Acquirer simultaneously closing the acquisitions of the Lee Trevino Property and the Kenworthy Property under the Related Contribution Agreements.

8.4                               Failure of Condition.  So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party.  Upon such termination, the Deposit shall be promptly refunded to Acquirer together with all accrued interest, and thereafter neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

9.                                      Prorations and Charges.

9.1                               Taxes.  All general real estate and personal property taxes shall be prorated through the day before the Closing based on the taxes for the year of Closing, if known,

otherwise on the prior year’s taxes.  Contributor shall be responsible for all real estate taxes through the day prior to the Closing.  In the event taxes are prorated on the prior year’s taxes, the parties agree to reprorate taxes when the taxes for the current year are known, and the parties agree to make such payment between themselves to effectuate such reproration.  Assessments of any kind (general, special or otherwise) levied or to be levied, if any, for work on site actually commenced or announced (by either a private individual or entity or a governmental entity) prior to Closing shall be paid by Contributor at or prior to Closing.  All other assessments shall be paid by Acquirer if this transaction is consummated.

9.2                               Utilities.  The following items shall be prorated through the day before Closing: all collected rents and other payments under the Leases; all utility charges (as applicable), including, but not limited to, sewer, water, electricity, gas, telephone and other private and municipal charges (collectively “Utility Charges”).  Any rent and or other payments under the Leases delinquent as of Closing shall not be prorated.  If Acquirer collects delinquencies after Closing pertaining to Contributor’s period of ownership, Acquirer shall remit such amounts to Contributor.  Contributor shall be responsible for obtaining all necessary billing information for the Utility Charges in order to accurately reflect the same on the Closing Statement.  Income derived from the Property that is earned as of the day of Closing shall accrue to the benefit of Acquirer.

9.3                               Taxes, Insurance, CAM Charges and Security Deposits Collected from Tenants.  At Closing, Contributor shall pay to Acquirer any and all funds paid to Contributor by tenants in the Property on account of security deposits and additional rent items not yet due and payable by Contributor, such as tax, insurance and CAM charge escrows.  Contributor shall make such payment in the form of a credit against the Consideration in favor of Acquirer.  The parties agree to enter into a reconciliation agreement at Closing obligating the parties to reconcile the taxes, insurance, and CAM charges collected from Tenants as additional rent pursuant to Section 9.6, below.

9.4                               Closing Costs.  Contributor shall pay all transfer taxes associated with the conveyance of the Property and all recording fees customarily paid sellers in the locality where the Property is located.  Acquirer shall be responsible for the payment of all title fees and premiums associated with the Title Policy (including the mortgagee policy, if any).  All other closing expenses shall be allocated between the parties in the customary manner for sales of real property in the locality where the Real Property is located. Each party is responsible for paying its own respective attorneys’ fees incurred in negotiating, preparing and closing the transaction contemplated by this Agreement.

9.5                               Other Operating Costs.  Any and all other normal, on-going operating expenses attributable to the Property, except to the extent any of the same relate to the Contract Rights excluded from the Property pursuant to Section 7.2(b) of this Agreement, shall be prorated between the parties through the day before Closing.

9.6                               Reconciliation.  Within ninety (90) days after the Closing, or as soon thereafter as practicable, Acquirer and Contributor shall reconcile all of the foregoing payments and prorations based on actual bills or invoices received after the Closing, but only if the prorations or payments were based on an estimate and not actual current bills or invoices.  In the event that any item of income, charge, or expense cannot be reconciled accurately within such 90-day period, the Acquirer and Contributor hereby agree to delay such reconciliation until a date when it can be accurately completed.  Any party owing to the other party any amount ascertained by the required reconciliations shall promptly, but in no event later than fifteen (15) business days after the date of the applicable reconciliation, pay the other party such amount.  The obligations set forth in this Section 9.6 shall survive Closing.

9.7                               Time of Proration.  As applicable, all of the foregoing items set forth in this Section 9, unless otherwise expressly stated, shall be prorated between the parties as of midnight of the day before Closing.

10.                               Condemnation; Rezoning, Historic Designation.

10.1                        Condemnation.  Contributor represents and warrants that Contributor has not heretofore received any notice of any eminent domain or condemnation proceeding in connection with the Property.  If prior to Closing any such eminent domain or condemnation proceeding is commenced or any change is made, or proposed to be made to: (i) any portion or all of the Property; (ii) the current means of ingress and egress to the Property; or (iii) to the roads or driveways adjoining the Property, Contributor agrees immediately to notify Acquirer in writing thereof.  Acquirer then shall have the right, at Acquirer’s option, to terminate this Agreement by giving written notice to Contributor prior to Closing.  If Acquirer elects to terminate this Agreement pursuant to the terms set forth in this Section 10, the Deposit shall be promptly returned to Acquirer together with all accrued interest, and thereafter neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations.  If Acquirer does not so terminate this Agreement, Acquirer shall proceed to Closing hereunder as if no such proceeding had commenced and will pay Contributor the full Consideration in accordance with this Agreement, and Contributor shall assign to Acquirer all of its right, title and interest in and to any compensation for such condemnation.  Contributor shall not negotiate or settle any claims for compensation prior to Closing, and Acquirer shall have the sole right (in the name of Acquirer or Contributor or both) to negotiate for, to agree to, and to contest all offers and awards.

10.2                        Historic Designation/Rezoning.  If, prior to closing, there is a designation of the Real Property (and/or any improvement located thereon) or any portion thereof as a historic structure or other historic designation, or any such historic designation is threatened, commenced or finalized, or there is a threatened, commenced or finalized rezoning of the Real Property, Contributor shall promptly notify Acquirer, and Acquirer may elect to terminate this Agreement prior to Closing, in which event the Deposit and all accrued interest thereon shall be returned forthwith to Acquirer, Acquirer and Contributor shall be released from any further liability hereunder and this Agreement shall terminate, except for the Surviving Obligations. If Acquirer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and at Closing Contributor shall assign to Acquirer all Contributor’s right, title and interest in and to any dollars paid by the governmental authority (if any) in connection with the rezoning of the Real Property or historic designation.

11.                               Default by Acquirer.  If Acquirer, without the right to do so and in default of its obligations hereunder, fails to complete Closing as to the Property, the Deposit and all accrued interest shall be paid to Contributor.  Such payment of the Deposit and all accrued interest to Contributor shall be deemed to be liquidated damages for Acquirer’s default and the receipt of same shall be Contributor’s exclusive and sole remedy; and Contributor hereby waives any right to recover the balance of the Consideration, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Acquirer.  The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Contributor as a result of Acquirer’s failure to complete the acquisition of the Property pursuant to this Agreement, and that under the circumstances existing as of the Effective Date, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Contributor will incur as a result of such failure.  The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty under any legal or equitable theory, but is intended to constitute liquidated damages to Contributor.

12.                               Default by Contributor.  If Contributor, defaults in the performance of any obligation contained in this Agreement or, without the right to do so and in default of its obligations hereunder, fails to complete Closing, the Deposit and all accrued interest shall be returned to Acquirer and Contributor shall reimburse Acquirer for all of Acquirer’s Transaction Costs.  In addition, Acquirer may pursue an action for specific performance and/or damages; provided, however, that in any suit for damages Acquirer’s damages shall be capped at $100,000, which amount the parties agree shall constitute liquidated damages and the maximum recoverable amount in the case of a suit for damages.  The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Acquirer as a result of Contributor’s failure to complete the contribution of the Property pursuant to this Agreement, and that under the circumstances existing as of the Effective Date, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Acquirer will incur as a result of such failure.  Acquirer waives any right to sue for damages.  Contributor waives the right to assert the defense of lack of mutuality in any action for specific performance instituted by Acquirer.  Contributor shall have no right to cure any default.

13.                               Risk of Loss.  Contributor shall bear the risk of all loss or damage to the Property from all causes until Closing.  Contributor represents that it has, and will maintain pending Closing, a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all buildings and improvements located on the Property.  If at any time prior to Closing any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Contributor shall promptly give written notice thereof to Acquirer and Acquirer shall have the right:  (i) to terminate this Agreement by written notice to Contributor, whereupon Escrow Agent shall return the Deposit together with all accrued interest to Acquirer, and thereafter neither party shall have any further rights or obligations hereunder except for the Surviving Obligations; or (ii) to proceed with this Agreement and to notify Contributor that, at Acquirer’s sole option, Contributor either shall:  (A) use any available insurance proceeds to restore the Property prior to Closing to its condition as of the Effective Date, and if there are any excess insurance proceeds after completion of such restoration, Contributor shall promptly deposit same in escrow with Escrow Agent and such funds, together with any interest thereon, shall be disbursed to Acquirer at Closing; or (B) in lieu of restoration, prior to Closing, clear the site of debris and deposit all remaining insurance proceeds in escrow with Escrow Agent and such funds, together with interest thereon, shall be disbursed to Acquirer at Closing.  All unpaid claims and rights in connection with any such losses shall be assigned to Acquirer at Closing without in any manner affecting the Consideration.  In the event Acquirer elects to proceed under clause (ii)(A) or (ii)(B) above, Contributor shall either expend the deductible amount provided for in such insurance coverage in making such restoration or clearing the Property, as the case may be, or give Acquirer a credit therefore against the Consideration.

14.                               Brokerage.  Acquirer represents to Contributor that Acquirer has engaged the brokerage services of Newmark Grubb Knight Frank (“Acquirer’s Broker”) and that Acquirer shall be solely responsible for all fees, costs, commissions and any and all other amounts due and payable to Acquirer’s Broker, which shall be paid to Acquirer’s Broker on or before Closing.  Contributor represents to Acquirer that Contributor has engaged the brokerage services of Martin Morgades of RBG Realty (“Contributor’s Broker”) and that Contributor shall be solely responsible for all fees, costs, commissions and any and all other amounts due and payable to Contributor’s Broker, which shall be paid to Contributor’s Broker on or before Closing.  Each party represents and warrants to the other that, except for their respective Brokers as specified above, neither has dealt with any broker, agent, finder or other intermediary in connection with this transaction. Acquirer agrees to indemnify, defend and hold Contributor harmless from and against the claims of any and all brokers, including the Acquirer’s Broker, or intermediaries claiming a commission through Acquirer in connection with this sale.  Contributor agrees to indemnify, defend and hold Acquirer harmless from and against the claims of any and all brokers, including the Contributor’s Broker, or intermediaries claiming a commission through Contributor in connection with this sale.

15.                               Notice.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered: (i) in person; or (ii) by registered or certified mail, return receipt requested; or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express); or (iv) by electronic transmission (so long as one of methods (i), (ii) or (iii) are simultaneously utilized) addressed as follows or at such other address of which Contributor or Acquirer shall have given notice as herein provided:

If intended for Contributor:

Curie Building, LLC

1700 Murchison St., Suite C

El Paso, Texas 79902

Attn:  Mitch McBeth

Email:  mmcbeth@eposg.com

with a copy to:

ScottHulse PC

1100 Chase Tower

201 E. Main Drive

El Paso, Texas 79901

Attn:  W. David Bernard

Email:  dber@scotthulse.com

If intended for Acquirer:

DOC-1755 Curie Drive MOB, LLC

c/o Physicians Realty L.P.

735 North Water Street, Suite 1000

Milwaukee, WI  53202

Attention:  John W. Sweet, Chief Investment Officer

Email:  jws@docreit.com

with a copy to:

Davis & Kuelthau, s.c.

111 East Kilbourn Avenue, Suite 1400

Milwaukee, Wisconsin  53202

Attention:  Bradley D. Page, Esq.

Email:  bpage@dkattorneys.com

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

16.                               Indemnification.

16.1                        By Contributor.  Contributor agrees to indemnify and hold harmless Acquirer and its officers, agents, employees, and tenants from and against, and to reimburse Acquirer with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Acquirer by reason of or arising out of: (a) if the transaction  hereunder closes, a breach of any representation or warranty of Contributor set forth in this Agreement; (b) the failure of Contributor to perform any obligation required by this Agreement to be performed by it; and (c) the ownership, maintenance, operation, management and use of the Property prior to Closing.

16.2                        By Acquirer.  Acquirer agrees to indemnify and hold harmless Contributor and its officers, agents, employees, and tenants from and against, and to reimburse Contributor with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Contributor by reason of or arising out of: (a) if the transaction hereunder closes, a breach of any representation or warranty of Acquirer set forth in this Agreement; (b) the failure of Acquirer to perform any obligation required by this Agreement to be performed by it; (c) the ownership, maintenance, operation, management and use of the Property after Closing; and (d) as specified in Section 7.5 hereof.

17.                               Tax Treatment of Transaction.

17.1                        Agreed Tax Treatment.  Contributor and Acquirer hereby acknowledge and agree that the transaction will, for United States federal income tax purposes, be treated as (i) a “disguised sale” of an undivided portion of the Property by Contributor to Acquirer pursuant to Section 707(a)(2)(B) of the Code to the extent of the cash consideration received by Contributor and the portion of the liabilities assumed by Acquirer that is treated as a transfer of consideration under the rules of Section 1.707-5 of the United States federal income tax regulations and (ii) a non-taxable contribution of the remaining undivided portion of the Property to Acquirer in exchange for OPUs pursuant to Section 721 of the Code.  Contributor and Acquirer hereby agree to file their respective tax returns in a manner consistent with the provisions of this Section 17.1.

17.2                        Contributor’s Tax Status.  Contributor has timely filed all tax returns in accordance with applicable laws (taking into account any valid extensions of time for filing), and each such tax return is accurate and complete in all material respects.  Contributor has timely paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes arising in connection with or relating to the Property (whether or not shown on any tax return).  Contributor has not requested any extension of time within which to file any tax return which has not since been filed.  Contributor does not and will not have additional liability for taxes with respect to any tax return which was required by applicable laws to be filed on or before the Closing Date.   There are no liens on any of the assets of Contributor that arose in connection with any failure or alleged failure (whether or not in writing) to pay any tax.  All taxes arising in connection with or relating to the Property that Contributor is required by law to withhold or collect (including sales and use taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor or other person) have been duly withheld or collected and, to the extent required by applicable law, have been paid over to the proper taxing authority.  No tax audits or other tax proceedings are pending or being conducted, nor has Contributor received any notice from any governmental authority that any such audit or other tax proceeding is pending, threatened or contemplated.  There is no claim or assessment pending, or threatened against Contributor for any alleged deficiency in taxes.  Contributor does not have any tax liabilities (whether due or to become due) with respect to the Property, the operations of Contributor, or the assets of Contributor, that will be required under local laws or otherwise to be assumed by Acquirer.  Contributor has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to any tax assessment or deficiency.  Contributor is not a party to, or bound by, any tax allocation or sharing agreement, tax indemnity obligation or similar contract or practice.  Contributor has not made any election to be excluded from the provisions of subchapter K of the Code or to be taxable as a corporation.  Contributor has not entered into any “reportable transaction” arising in connection with or relating to the Property within the meaning of Section 6011 of the Code.

18.                               Related Contribution Agreements; New EPOSG Leases; Right of First Refusal.

18.1                        Related Contribution Agreements.  Acquirer and Contributor acknowledge that Acquirer and certain Affiliates of Contributor have entered into Contribution Agreements of even date herewith (“Related Contribution Agreements”) for the contribution of certain assets of EPOSG-East Building, LLC and Kenworthy Building LLC (each a “Related Contributor” and collectively the “Related Contributors”), for the contribution by the Related Contributors of certain properties located at 3100 Lee Trevino, El Paso, Texas (“Lee Trevino Property”) and 9999 Kenworthy, El Paso, Texas (“Kenworthy Property”).  Notwithstanding anything in this Agreement to the contrary, in the event of a termination of this Agreement for any reason, either Acquirer or Contributor, in their absolute and sole discretion, may terminate the Related Contribution Agreements by serving written notice of termination upon the other within ten (10) days of the termination of this Agreement.  Upon such termination, the Deposit shall be promptly returned to Acquirer together with all accrued interest, and thereafter neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

18.2                        New EPOSG Leases.  As a condition to Closing hereunder, Contributor and El Paso Orthopaedic Surgery Group, P.A. (“EPOSG”) shall have terminated any existing Lease with EPOSG reflected on Schedule 1.1(d) and executed new leases with respect to the Property as set forth in Schedule 18.2 hereto, which leases shall be assigned to Acquirer at Closing.

18.3                        Right of First Refusal.  In the event that this transaction closes, Contributor will cause its Affiliate, EPOSG to grant to Acquirer a right of first refusal to purchase or fund the development and ownership of any outpatient or medical office facility that EPOSG currently owns or seeks to develop in the future in the El Paso, Texas market, subject to terms and conditions mutually acceptable to the parties.

19.                               Cooperation with S-X 3-14 Audit.  Contributor acknowledges that Acquirer and any assignee of this Agreement pursuant to Section 20.3 below will be affiliated with DOC, a publicly registered company (“Registered Company”).  Contributor acknowledges that it has been advised that such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property.  To assist Acquirer and Registered Company in preparing the SEC Filings, Contributor covenants and agrees no later than thirty (30) days after the Closing Date, Contributor shall provide Acquirer and the Registered Company with the following information (to the extent such items are not duplicative of items contained in the Disclosure Materials): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period.  In addition, no later than thirty (30) days after the Closing Date, Contributor shall provide to Acquirer: (1) signed representation letter substantially in the form attached hereto as Exhibit I; (2) a signed audit request letter substantially in the form attached hereto as Exhibit J; and (3) a signed audit response letter from Contributor’s attorney substantially in the form attached hereto as Exhibit K.

20.                               Miscellaneous.

20.1                        Execution of Agreement; Effective Date.  This Agreement shall be void and of no force or effect if not executed by Contributor and delivered to Acquirer or Acquirer’s attorney within seven (7) business days after execution by Acquirer and delivery to Contributor.

The “Effective Date” of this Agreement shall be the date that it is last executed by both Acquirer and Contributor.

20.2                        Captions.  The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

20.3                        Assignment.  Acquirer shall have the right to assign this Agreement, and upon notice from Acquirer, Contributor agrees to convey the Property directly to Acquirer’s assignee provided that Acquirer and/or assignee have fulfilled Acquirer’s obligations under this Agreement.  Contributor shall not assign this Agreement without the prior written consent of Acquirer.  Any assignment of this Agreement by Contributor without Acquirer’s prior written consent shall be null and void, and of no force or effect.

20.4                        Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

20.5                        Entire Agreement.  This Agreement, including the exhibits attached hereto, contains the entire agreement as to the Property between Contributor and Acquirer; and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale and purchase.  This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

20.6                        Choice of Law.  This Agreement shall be construed in accordance with the internal laws of the State of Texas, without giving effect to its conflicts of laws provisions.

20.7                        Construction.  All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.  It is the intent of Acquirer and Contributor that this Agreement be binding on both parties and not illusory. Thus, wherever this Agreement grants Acquirer or Contributor discretion, which might otherwise make this Agreement illusory, the party exercising its discretion must act reasonably according to commercial standards.

20.8                        Time of the Essence.  Time is of the essence of this Agreement and Acquirer and Contributor hereby agree that the times provided for in this contract are reasonable times for each party to complete its respective obligations. If any of the times provided for in this Agreement fall on a Saturday, Sunday or legal holiday, said times shall automatically extend to the next full business day.

20.9                        Counterparts.  This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument.

20.10                 Invalidity.  If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

20.11                 Post-Closing Matters.  After the Closing, at the request of Acquirer and at Acquirer’s expense, Contributor shall make available to Acquirer the historical financial information in Contributor’s possession regarding the operation of the Property to the extent required by Acquirer in order to prepare stand-alone audited financial statements for such operations in accordance with generally accepted accounting principles, and to cooperate (at Acquirer’s expense) with Acquirer and any auditor engaged by Acquirer for such purpose.

20.12                 Public Announcements.  No party may make public disclosure with respect to this transaction before the Closing except:

(a)                                 As may be required by law, including without limitation disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange;

(b)                                 To such title insurance companies, lenders, attorneys, accountants, partners, directors, officers, employees and representatives of any party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and

(c)                                  To present or prospective sources of financing.

20.13                 Form of Exhibits and Closing Documents.  In the event that any of the exhibits referenced in this Agreement are not attached as of the Effective Date, then the parties agree to negotiate in good faith during the Due Diligence Period to finalize such exhibits in form and substance mutually satisfactory to the parties.  Furthermore, during the Due Diligence Period the parties will negotiate in good faith to reach agreement on the final form of all documents to be executed at the Closing, including, without limitation, the Ancillary Documents (collectively the “Closing Documents”).  If the final form of the exhibits and Closing Documents have not been agreed upon and finalized by the parties on or before the expiration of the Due Diligence Period, then either Contributor or Acquirer may terminate this Agreement upon written notice to the other given within ten (10) days of the expiration of the Due Diligence Period, in which event the Deposit shall be promptly returned to Acquirer together with all accrued interest, and thereafter, neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

20.14                 Definitions and Index of Capitalized Terms.  Defined terms used in this Agreement and not otherwise defined shall have the meanings specified or referenced below.

“Acquirer” shall have the meaning set forth in the first paragraph herein.

“Acquirer’s Broker” shall have the meaning set forth in Section 14 herein.

“Acquirer’s Intended Use” shall have the meaning set forth in Section 7.2(d) herein.

“Affiliates” means, when used with reference to a specified person, (i) any person that directly or indirectly controls or is controlled by or is under common control with the specified person, or (ii) any person that is an employee of, an officer of, a general partner in or a trustee of, or serves in a similar capacity with respect to, the specified person or any person described in clause (i).  In the case of a person who is an individual, Affiliate shall include (x) any member of the immediate family of such person, including the spouse, siblings and lineal descendants and their spouses, of such immediate family member, (y) any trust whose principal beneficiary is such person or one or more members of such immediate family, and (z) any person or entity controlled by such individual’s immediate family or any such trust.  For purposes of this definition, “control” when used with respect to any specified person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate OPU Value” shall have the meaning set forth in Section 3.2 herein.

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Ancillary Documents” shall have the meaning set forth in Section 5.2(h) herein.

“Assignment and Assumption of Leases” shall have the meaning set forth in Section 5.2(c) herein.

“Assignment of Intangibles” shall have the meaning set forth in Section 5.2(e) herein.

“Audited Year” shall have the meaning set forth in Section 19 herein.

“Closing” shall have the meaning set forth in Section 5.1 herein.

“Closing Date” shall have the meaning set forth in Section 5.1 herein.

“Closing Documents” shall have the meaning set forth in Section 20.13 herein.

“Closing Statement” shall have the meaning set forth in Section 3.2 herein.

“Code” shall have the meaning set forth in Section 5.2(d) herein.

“Consideration” shall have the meaning set forth in Section 2.1 herein.

“Contract Rights” shall have the meaning set forth in Section 1.1(e) herein.

“Contributor” shall have the meaning set forth in the first paragraph herein.

“Contributor’s Broker” shall have the meaning set forth in Section 14 herein.

“Deed” shall have the meaning set forth in Section 5.2(a) herein.

“Deposit” shall have the meaning set forth in Section 2.2 herein.

“Disclosure Materials” shall have the meaning set forth in Section 7.1 herein.

“DOC” shall have the meaning set forth in Section 3.1 herein.

“DOC Trading Price” shall have the meaning set forth in Section 3.3 herein.

“Due Diligence Period” shall have the meaning set forth in Section 7.2 herein.

“Effective Date” shall have the meaning set forth in Section 20.1 herein.

“Environmental Law(s)” shall mean all federal, state and local laws including statutes, regulations, codes and other governmental standards, restrictions, rulings, judgments, orders and requirements in effect relating to the use, storage, disposal, release, emission, dispersal, spilling, leaking, burial, migration, seepage, movement, discharge, management, investigation, remediation, monitoring, regulation relating to air pollutants, water pollutants, process wastewater, solid or hazardous waste, chemicals, gases, vapors, water pollutants, groundwater, effluents, stormwater runoff, surface water runoff, the environment, Hazardous Substances or employee health and safety, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Occupational Safety and Health Act of 1970 (all as the same may have been amended), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency.

“EPOSG” shall have the meaning set forth in Section 18.2 herein.

“Escrow Agent” shall have the meaning set forth in Section 2.2 herein.

“Escrow Agreement” shall have the meaning set forth in Section 2.2 herein.

“Estoppel Certificate” shall have the meaning set forth in Section 7.2(a)(1) herein.

“Existing Mortgage Debt” shall have the meaning set forth in Section 2.3(c) herein.

“Express Warranties” shall have the meaning set forth in Section 6.2(c) herein.

“Guarantees” shall have the meaning set forth in Section 6.1(o) herein.

“Hazardous Substance(s)” shall mean all hazardous, toxic, flammable, explosive or radioactive substances, wastes and materials; any pollutants or contaminants (including, but not limited to, petroleum products, asbestos, raw materials and natural substances that include hazardous constituents); and any other similar substances or materials that are regulated under Environmental Laws.

“Improvements” shall have the meaning set forth in Section 1.1(b) herein.

“Kenworthy Property” shall have the meaning set forth in Section 18.1 herein.

“Land” shall have the meaning set forth in Section 1.1(a) herein.

“Leases” shall have the meaning set forth in Section 1.1(d) herein.

“Lee Trevino Property” shall have the meaning set forth in Section 18.1 herein.

“Licenses and Permits” shall have the meaning set forth in Section 1.1(h) herein.

“Mandatory Cure Items” shall have the meaning set forth in Section 4.2 herein.

“Net Consideration” shall have the meaning set forth in Section 2.3 herein.

“OPUs” shall have the meaning set forth in Section 3.1 herein.

“Permitted Exceptions” shall have the meaning set forth in Section 4.2 herein.

“Person”, whether or not capitalized, means any individual, partnership, limited liability company, corporation, association, business trust, government or political subdivision thereof, governmental agency or other entity.

“Personal Property” shall have the meaning set forth in Section 1.1(c) herein.

“Property” shall have the meaning set forth in Section 1.1 herein.

“Real Property” shall have the meaning set forth in Section 1.1(b) herein.

“Records and Plans” shall have the meaning set forth in Section 1.1(f) herein.

“Recourse Debt Allocation” shall have the meaning set forth in Section 2.4 herein.

“Registered Company” shall have the meaning set forth in Section 19 herein.

“Related Contribution Agreements” shall have the meaning set forth in Section 18.1 herein.

“Related Contributor” and “Related Contributors” shall have the meaning set forth in Section 18.1 herein.

“SEC Filings” shall have the meaning set forth in Section 19 herein.

“SNDA” shall have the meaning set forth in Section 7.2(a)(2) herein.

“Stub Period” shall have the meaning set forth in Section 19 herein.

“Survey” shall have the meaning set forth in Section 7.2(e) herein.

“Surviving Obligations” shall have the meaning set forth in Section 7.4 herein.

“Tenant Notice Letters” shall have the meaning set forth in Section 5.2(c) herein.

“Title Commitment” shall have the meaning set forth in Section 4.1 herein.

“Title Company” shall have the meaning set forth in Section 4.1 herein.

“Title Policy” shall have the meaning set forth in Section 4.1 herein.

“Transaction Costs” shall have the meaning set forth in Section 6.1(n) herein.

“U.C.C.” shall have the meaning set forth in Section 4.3 herein.

“Utility Charges” shall have the meaning set forth in Section 9.2 herein.

“Warranties” shall have the meaning set forth in Section 1.1(g) herein.

(The Remainder of this Page is Intentionally Left Blank

Signatures shall Commence on the Following Page)

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Contribution Agreement to be duly executed, under seal, as of the date first set forth above.

CONTRIBUTOR:

CURIE BUILDING, LLC,
a Texas limited liability company, as successor by conversion to Curie Building, Ltd., a Texas limited partnership

By:	/s/ Michael Fallon

Print Name:	Michael Fallon

Title:	Vice President

Date:	September 8, 2014

[Signature Page for Contribution Agreement - 1720 Murchison]

ACQUIRER:

DOC-1755 CURIE DRIVE MOB, LLC,
a Wisconsin limited liability company

By:	Physicians Realty L.P., its Manager

	By:	Physicians Realty Trust,
its General Partner

	By:	/s/ John T. Thomas
John T. Thomas, President & CEO

Date:	September 8, 2014

[Signature Page for Contribution Agreement - 1720 Murchison]